Exhibit 99.1

      K-Swiss Reports Record Fourth Quarter and Year-End Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 3, 2005--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the fourth quarter and year ended December 31, 2004.

    Financial Highlights

    Net earnings and net earnings per diluted share for the fourth quarter of 2004 increased 79.7% and 87.0%, respectively, to $15,614,000, or $0.43 per diluted share, compared with $8,687,000, or $0.23 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2004, increased 42.3% and 48.5%, respectively, to $71,251,000, or $1.96 per diluted share, compared with $50,056,000, or $1.32 per diluted share, at December 31, 2003.
    In the fourth quarter of 2004, pursuant to the American Jobs Creation Act of 2004, we repatriated dividends of $22,700,000 related to foreign subsidiary earnings which were not considered indefinitely invested. We will receive an 85% dividends received deduction for eligible dividends, resulting in a lower effective tax rate for the fourth quarter of 2004 and the year ended December 31, 2004. The repatriation resulted in a tax credit of 29.1% for the quarter and tax rate of 28.7% for the year, which amounted to a one-time benefit of $0.20 per share for both the quarter and the year. We will use these funds on qualified expenditures in the United States in accordance with our approved Domestic Reinvestment Plan.
    For the fourth quarter of 2004, total worldwide revenues increased 9.9% to $88,356,000 compared with $80,432,000 in the prior-year period. Domestic revenues decreased 0.1% to $68,381,000 in the fourth quarter, and international revenues increased 66.2% to $19,975,000. Total worldwide revenues for 2004 increased 12.8% to $484,079,000 compared with $429,162,000 in 2003. Domestic revenues increased 6.7% to $397,390,000 in 2004, while international revenues increased 52.8% to $86,689,000.

    Futures Orders

    Worldwide futures orders with start ship dates from January through June decreased 0.3% to $224,233,000 at December 31, 2004, compared with $224,863,000 at December 31, 2003. Domestic futures orders decreased 11.9% to $170,291,000 at December 31, 2004, from $193,390,000 at December 31, 2003. International futures orders increased 71.4% to $53,942,000 at December 31, 2004, from $31,473,000 the previous year.

    Stock Repurchase Program

    The Company purchased 169,000 and 1,343,000 shares of Class A Common Stock during the fourth quarter and all of 2004, respectively, for a total expenditure of approximately $3,371,000 and $27,000,000, respectively, as part of its stock repurchase program. There remains authorization to repurchase approximately 4,990,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 24.4 million shares of Class A Common Stock for a total expenditure of $136.3 million.
    K-Swiss also issued guidance for the first quarter of 2005 and for 2005. The Company expects revenues for the first quarter of 2005 to be approximately $138 to $143 million and earnings per diluted share to be in the range of $0.52 to $0.57. The Company expects full year revenues to be approximately $480 to $500 million and expects to report full year earnings per diluted share of approximately $1.70 to $1.80.
    The Company's estimates for the first quarter of 2005 and full year 2005 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 44% and 45%; SG&A will not rise above $32 million for the quarter and $127 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.07 to $0.08 per share for the year.
    Steven Nichols, Chairman of the Board and President, stated, "In a year filled with many notable accomplishments, the fourth quarter lived up to our expectations. We noted with pleasure the recent improvement in sales to our largest customer, yet another quarter of company-leading sales from our Classic shoe and the increasingly significant contribution from our international business. We also successfully executed a fourth quarter television campaign - our largest in that time period - that resulted in a sizable increase in at-once business and improvement in margin.
    "Excluding the one-time repatriation credit, our earnings grew by 28% for the year - a strong report by any measure. Looking ahead to 2005, we are modeling flat revenue growth in the first half of the year and 7% growth in the second half. Utilizing our existing backlog as the primary source for our full year forecast, we expect international operations to be the key growth driver until the return to historical sales levels by our largest customer and improvements to our Limited Edition offerings take hold in domestic operations. In summary, 2005 holds great potential for us to deliver a well-diversified sales and earnings performance, particularly in the second half of the year."
    Discontinued operations are comprised of the results of the National Geographic brand.

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its fourth quarter 2004 earnings release on February 3, 2005, at 10:00 am EST. The number to call for this interactive teleconference is (913) 981-5532. A replay of this conference call will be available until February 10, 2005, by dialing (719) 457-0820 and entering the passcode, 786774.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on February 3, 2005, beginning at 10:00 a.m. EST. The online replay will follow shortly after the call and continue through February 17, 2005.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2004, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                             Three Months Ended     Year Ended
                                December 31,        December 31,
                             ------------------  ------------------
                                 (Unaudited)
                               2004      2003      2004      2003
                             --------  --------  --------  --------
Revenues                      $88,356   $80,432  $484,079  $429,162
Cost of goods sold             48,404    45,436   262,859   235,603
                             --------  --------  --------  --------
  Gross profit                 39,952    34,996   221,220   193,559
Selling, general and
 administrative expenses       28,342    23,542   122,262   106,267
                             --------  --------  --------  --------
  Operating profit             11,610    11,454    98,958    87,292
Interest income, net              486       248     1,038       699
                             --------  --------  --------  --------
  Earnings from continuing
   operations before income
   taxes                       12,096    11,702    99,996    87,991
Income tax expense (benefit)   (3,518)    4,140    28,745    34,199
                             --------  --------  --------  --------
  Earnings from continuing
   operations                  15,614     7,562    71,251    53,792
Income (loss) from
 discontinued operations           --     1,125        --    (3,736)
                             --------  --------  --------  --------
  Net earnings                $15,614    $8,687   $71,251   $50,056
                             ========  ========  ========  ========
Basic earnings per share        $0.45     $0.25     $2.04     $1.41
                             ========  ========  ========  ========
Diluted earnings per share      $0.43     $0.23     $1.96     $1.32
                             ========  ========  ========  ========
Weighted average number of
 shares outstanding
  Basic                        34,473    35,345    34,917    35,396
  Diluted                      36,073    37,925    36,433    37,913


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)
                                                    December 31,
                                                   2004      2003
                                                 --------  --------
                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                        $144,857   $81,455
Accounts receivable, net                           49,411    50,879
Inventories                                        64,901    73,787
Prepaid expenses and other                          7,710     4,760
Deferred taxes                                      4,654     3,014
                                                 --------  --------
    Total current assets                          271,533   213,895
PROPERTY, PLANT AND EQUIPMENT, NET                  8,228     8,596
OTHER ASSETS
Intangible assets                                   4,700     7,301
Deferred taxes                                      5,305        --
Other                                               5,111     4,838
                                                 --------  --------
                                                   15,116    12,139
                                                 --------  --------
                                                 $294,877  $234,630
                                                 ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                               $6,750       $--
Trade accounts payable                             22,262    19,359
Accrued liabilities                                23,952    17,150
                                                 --------  --------
    Total current liabilities                      52,964    36,509
OTHER LIABILITIES                                  15,083    15,234
DEFERRED TAXES                                         --     3,360
STOCKHOLDERS' EQUITY                              226,830   179,527
                                                 --------  --------
                                                 $294,877  $234,630
                                                 ========  ========


    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100